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                                                                   EXHIBIT 10.2


April 25, 2002

Roland Gerritsen van der Hoop, M.D., Ph.D.
5105 Tynewick Trace
Roswell, GA 30075

Dear Roland:

I am pleased on behalf of Serologicals Corporation (the "Corporation") to offer you ("you" or the "Executive") employment (the "Employment") on the terms set forth herein (the "Offer").

1.       Position, Duties and Responsibilities.

         a. You shall serve as the Vice President, Global Research & Development responsible for the duties outlined in the attached Job Description. You shall report to the President and Chief Executive Officer of the Corporation and shall be an officer of the Corporation. You shall also be a member of the Executive Operating Committee and shall serve as Chairman of the Corporate Business Development Committee.

         b. You will devote all your business time and attention to the business and affairs of the Corporation and its subsidiaries consistent with your position. Nothing herein, however, shall preclude you from engaging in charitable and community affairs, or giving attention to your investments provided that such activities do not interfere with the performance of your duties and responsibilities enumerated herein.

         c. Except as otherwise specifically stated herein, you shall be subject to all of the requirements and provisions described in the Corporation's employee handbook, as it may be amended from time-to-time.

         d. Following any termination of your employment, upon the request of the Corporation, you shall reasonably cooperate with the Corporation in all matters relating to the winding up of pending work on behalf of the Corporation and the orderly transfer of work to other employees of the Corporation. You shall also reasonably cooperate in the defense of any action brought by any third party against the Corporation that relates in any way to your acts or omissions while employed by the Corporation. The Corporation shall reimburse you for your reasonable out-of-pocket costs, if any, as permitted by law, incurred in cooperating with the Corporation.


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 2 of 8

2.       Term.

         Your Employment under these terms shall commence hereunder as soon as possible but not later than June 1, 2002 (the actual date of commencement being referred to herein as the "Effective Date") and continue for successive one (1) year periods, unless otherwise terminated pursuant to the provisions hereof.

3.       Compensation and Related Matters.

         a. Base Salary. You shall be paid a base salary (the "Base Salary") equal to two hundred sixty-five thousand dollars ($265,000) per year. The Base Salary shall be payable to you in the manner and on the date(s) on which the Corporation pays its other executives, but in no event less frequently than monthly. You shall be eligible for a salary review in April, 2003.

         b. Incentive Compensation. You shall be entitled to an annual bonus target of forty percent (40%) of the Base Salary in accordance with and subject to your achievement of the Critical Success Factors (CSFs), to be developed and mutually agreed upon by you and the President and Chief Executive Officer. You shall also be eligible to participate in such bonus and incentive compensation plans of the Corporation, if any, in which other Vice President-level employees of the Corporation are generally eligible to participate, as the Corporation's Board of Directors ("Board") or a Committee thereof shall determine from time-to-time in its sole discretion, subject to and in accordance with the terms and provisions of such plans. It is understood that should you commence Employment under these terms by June 1, 2002, you will be eligible for a prorated share, 60%, of the eligible bonus for the year 2002.

         c. Employee Benefit Programs. You shall be eligible to participate in the employee benefit programs (subject to their respective terms) now provided or as may hereinafter be provided by the Corporation to its executives. A brief description of each benefit currently offered is attached as Exhibit A.

         d. Stock Options. On the Effective Date you will be granted a non-qualified employee stock option under the Corporation's Stock Incentive Plan (the "Stock Incentive Plan") to purchase thirty-five thousand (35,000) shares of the Corporation's common stock at an initial exercise price equal to the fair market value of such stock on the Effective Date ("Options"). The Options shall have a term of six (6) years and, so long as you are then employed by the Corporation, the right to exercise the Options shall vest and be fully exercisable at the rate of twenty-five percent (25%) per year commencing on the first anniversary of the Effective Date. Such Options shall be issued pursuant to a stock option agreement entered into by you and the Corporation and shall be subject to all the other terms and conditions contained in the Stock Incentive Plan, the provisions of which shall be determined in the sole discretion of the Board or a committee thereof. You acknowledge that the Corporation and you understand that this stock option grant is anticipated to be the only such grant for a period of two (2) years from the Effective Date.


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 3 of 8

         e. Reimbursement of Expenses. It is contemplated that in connection with your Employment hereunder, you may be required to incur business, entertainment and travel expenses. The Corporation agrees to promptly reimburse you in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all expenses of travel and living expenses while away from home on business or at the request of, and in service of, the Corporation) incurred or expended by you incident to the performance of your duties hereunder, provided that you properly account for such expenses in accordance with the policies and procedures established by the Board and applicable to the executives of the Corporation.

         f. Paid Time Off. You shall be entitled, in each calendar year of your Employment, to the number of paid vacation days determined by the Corporation from time-to-time to be appropriate for its executives, but in no event less than four (4) weeks in any such year during your Employment (pro-rated, as necessary, for partial calendar years during your Employment). You may take your allotted vacation days at such times as are mutually convenient for the Corporation and you, consistent with the Corporation's vacation policy in effect with respect to its executives. You shall also be entitled to all paid holidays given by the Corporation to its executives.

4.       Termination.

         a. Disability of the Executive. In the event of your incapacity or inability to perform your services as contemplated herein for an aggregate of ninety (90) days during any twelve (12) month period due to the fact that your physical or mental health shall have become impaired so as to make it impossible in the judgment of the Corporation for you to perform the duties and responsibilities contemplated for you hereunder, the Corporation shall have the right to declare, upon two (2) weeks prior written notice rendered to you, a disability termination, whereupon you shall receive (if you are entitled thereto) the short and/or long-term disability benefits provided by the Corporation. In the event you have commenced receiving benefits under the Corporation's disability plans, until termination of your employment under this
Section 4(a), the Corporation shall not be obligated to pay to you with regard to Base Salary an amount greater than the difference between your Base Salary then in effect and any such disability benefits you are then receiving.

         b. Death of the Executive. In the event you die during your Employment hereunder, your Employment shall automatically terminate without notice on the date of your death, except that your estate shall receive the death benefits, if any, provided by the Corporation.

         c. Termination by the Corporation for Cause. Nothing herein shall prevent the Corporation from terminating your Employment for Cause (as defined below). From and after the date of such termination, you shall no longer be entitled to receive the Base Salary or any other compensation which would have otherwise been due and all Options shall terminate immediately. Any rights and benefits that you may have in respect to any other compensation or any employee benefit plans or programs of the Corporation shall be determined in accordance with the terms of such other compensation arrangements, plans or programs, and in any event, you shall have no rights or benefits under any arrangement, plan or program unless such arrangement, plan or program is in writing and you are specified as a participant therein. The term "for Cause", as used herein, shall mean (I) an act of dishonesty causing harm to the Corporation or any subsidiary;
(ii) the knowing disclosure of confidential information relating to the Corporation's or any subsidiary's business; (iii) habitual drunkenness or narcotic


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 4 of 8

drug addiction; (iv) conviction of, or a plea of nolo contendere with respect to, a felony; (v) the willful refusal to perform, or the gross neglect of, the duties assigned to the Executive; (vi) the Executive's willful breach of any law that, directly or indirectly, affects the Corporation or any subsidiary; (vii) the Executive's material breach of his duties following a Change in Control that do not differ in any material respect from the Executive's duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and which is not remedied in a reasonable period after receipt of written notice from the Corporation specifying such breach. Termination of employment pursuant to this Section 4(c) shall be made to the Executive by, and be effective upon, written notice from the President/C.E.O. or the Board.

         d. All Other Terminations by the Corporation. Notwithstanding the foregoing, the Corporation may terminate your employment at any time. If your employment is terminated for any reason other than "for Cause", death or disability subsequent to 90 days from the Effective Date (which period shall be your introductory period), you shall continue to receive your current Base Salary for a period of twelve (12) months from the date of such termination. In addition, you shall be eligible to elect COBRA coverage and only pay an amount equal to the employee contribution typically paid for your type of medical, dental and vision coverage. The Corporation will pay the remaining costs associated with COBRA coverage for the 12-month period. After twelve months, you can continue COBRA coverage at your total cost.


5.       Nondisclosure.

         You acknowledge and agree that, during your employment by the Corporation hereunder, you have or will come to have knowledge and information with respect to trade secrets or confidential or secret plans, projects, materials, business methods, operations, techniques, customers, employees, donors, products, processes, financial conditions, policies and accounts of the Corporation with respect to the business of the Corporation ("Confidential Information.") You agree that you will not at any time divulge, furnish or make accessible to anyone (other than in the regular course of your performance of services for the benefit of the Corporation, its successors or assigns) any Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) is known generally to the public (other than as a result of unauthorized disclosure), (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Corporation or (iii) is required to be disclosed pursuant to the valid order of a governmental agency or a judicial court of competent jurisdiction, in which case you shall give prompt written notice to the Corporation of such requirement so that the Corporation may take such action as it deems appropriate.


6.       Non-Compete and Non-Solicitation.

         As a material inducement to the Corporation to enter into this letter, you agree that at all times during your Employment and for a period of twelve
(12) months after the termination of your Employment, you will not (i) act in a capacity similar to that in which you shall have served in the Corporation (including as Vice President, Research & Development) for any Competing Business or serve in a capacity in any such Competing Business that would entail your functioning as a sales and marketing executive for a Competing Business, or (ii) in any way,


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 5 of 8

directly or indirectly, compete with the business of the Corporation, solicit, divert, or take away or attempt to solicit, divert, or take away customers of, the business of, or any of the donors of, the Corporation that dealt with the Corporation during your Employment. Competing Business means another business engaged in the business(es) engaged in by the Corporation at any time within one year of or at the time of your termination.

         You agree that during your Employment and for a period of twelve (12) months after the termination for any reason of your Employment, you will not within the United States of America, directly, or indirectly through any means, including a business entity in which you have an ownership interest, request or induce any other employee of the Corporation or its affiliates or any donor to the Corporation or its affiliates to terminate their relationship with the Corporation or its affiliates and enter into a similar relationship with another business entity engaged in a business similar to the Corporation's.

7.       Executive Creation and Ideas.

         a. You will maintain current and adequate written records on the development of, and disclose to the Corporation all Creations (as herein defined). "Creations" shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, reports, strategies, processes, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms, database schema, designs and drawings, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by you solely or jointly with others during your employment with the Corporation, which refer to, are suggested by, or result from any work which you may perform during your employment, or from any information obtained from the Corporation or any affiliate of the Corporation. 'Creations,' however, shall not include the general business planning concepts, strategies or processes, including, but not limited to, those utilized by you in any prior employment.

         b. The Creations shall be the exclusive property of the Corporation, and you acknowledge that all of said Creations shall be considered as "work made for hire" belonging to the Corporation. To the extent that any such Creations, under applicable law, may not be considered work made for hire by you for the Corporation, you hereby agree to assign and, upon its creation, automatically and irrevocably assign to the Corporation, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Corporation shall have the exclusive right to use the Creations, whether original or derivative, for all purposes without additional compensation to you. At the Corporation's expense, you will reasonably assist the Corporation in every reasonably proper way to perfect the Corporation's rights in the Creations and to protect the Creations throughout the world, including, without limitation, executing in favor of the Corporation or any designee(s) of the Corporation patent, copyright, and other applications and assignments relating to the Creations.


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 6 of 8

         c. Should the Corporation be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to your mental or physical incapacity or any other cause, you hereby irrevocably designate and appoint the Corporation and each of its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by you.

         d. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by you, or whether it results from access to Confidential Information or the Corporation's equipment, supplies, facilities, and data (collectively, "Corporation Information"), you agree that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims (an "Idea") related to the foregoing, which refer to, are suggested by, or result from any work which you performed during your employment with the Corporation or from any Corporation Information, shall be presumed to be a Creation if it is conceived, developed, used, sold, exploited or reduced to practice by you or with your aid within one (1) year after termination of employment. This paragraph, however, shall not apply to anything that is specifically excepted from the definition of "Creations" in the last sentence of Section 7(a). You can rebut the above presumption if you prove that the idea, process or invention (a) was first conceived or developed after termination of employment, (b) was conceived or developed entirely on your own time without using any Corporation Information, and (c) did not result from any work performed by you for the Corporation.

8.       Vehicle Buy-Out.

         Within thirty (30) days of you executing this letter, the Corporation will pay you a lump-sum amount equal to two years of the value of the car lease payments currently being provided by your present employer (grossed-up for all state and federal taxes). Upon the Effective Date, the Corporation will reimburse you mileage for the business use of your personal vehicle in accordance with Corporation policy and IRS regulations.

9.       Tax and Financial Planning Assistance.

         The Corporation will provide up to $2,500 per year for you to obtain expert advice regarding any issues regarding your green card status and the need to file multiple income tax returns.

10.      Relocation Assistance.

         Within one (1) year from the Effective Date, should you decide to relocate your principle residence closer to the corporate office, the Corporation will reimburse you for moving expenses up to $10,000 per the Corporation's relocation policy.


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 7 of 8

11.      Injunctive Relief/Survival.

         You agree that any breach of Section 5, 6 or 7 will cause irreparable damage to the Corporation and that, in the event of such breach, the Corporation will have, in addition to any and all remedies of law, including rights which the Corporation may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. You understand and agree that the rights and obligations set forth in Sections 5 through 7 and 11 through 13 of this Agreement shall survive the termination or expiration of this Agreement.

12.      Corporation Resources.

         You may not use any of the Corporation's equipment for personal purposes without written permission from the Corporation. You may not give access to the Corporation's offices or files to any person not in the employ of the Corporation without written permission of the Corporation.

13.      Miscellaneous.

         a. General. This Agreement supersedes and replaces any existing agreement between the Executive and the Corporation relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. The Executive agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Corporation with, or its merger into, any other corporation, or the sale by the Corporation of all or substantially all of its properties or assets, or the assignment by the Corporation of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         b. Governing Law. This letter is to be governed by and interpreted in accordance with the laws of the State of Georgia applicable to agreements made and to be performed within that State except as provided herein.

         c. No Attorney Provided. The Corporation advises you that it is not providing legal advice in connection with your acceptance and execution hereof. You acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement and have been advised to do so by the Corporation, and (b) that you have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.


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Roland Gerritsen van der Hoop, M.D., Ph.D.
April 25, 2002
Page 8 of 8

         d. Affiliate. References to the "Corporation" hereunder shall include "affiliates" thereof, as such term is defined in Rule 405 under the Securities Act of 1933, as amended. The Corporation shall have the right to designate as your employer hereunder any affiliate of which the Executive shall have significant operating or managerial responsibility or any other affiliate to which the Executive agrees.

         e. Severability. If any provision of this letter shall be determined to be invalid, illegal or unenforceable in whole or in part, all other provisions hereof shall remain in full force and effect to the fullest extent permitted by law.

         f. Expiration. This Offer will expire at 5:00 p.m. EDT time on May 1, 2002 unless you execute this letter and return it to me prior to that time.

Please indicate your acceptance of this Offer by signing in the space provided below and returning one original to me. The second original is for your records.

                                   Sincerely,

                                   SEROLOGICALS CORPORATION



                                   By:  /s/ David A. Dodd
                                     -------------------------
                                            David A. Dodd

                                   Title:  President and Chief Executive Officer

ACKNOWLEDGED AND AGREED this 29th day of April, 2002.



/s/ Roland Gerritsen van der Hoop, M.D. Ph.D.
---------------------------------------------
Roland Gerritsen van der Hoop, M.D., Ph.D.